Exhibit 10.9

Lease Agreement for Plant

Agreement no. LW20201123A

Lessor (party A): Zhongshan Langhua Property Management Co., Ltd.

Lessee (party B): Zhongshan Siruide Environmental Technology Co., Ltd

Based on the relevant law and regulations, both party A and party B have carried out a discussion and agree to comply with the terms below.

Clause 1 The Location, Dimensions and Use of the Leased Property

1.	Party A will rent the plant (mentioned as the leased property below) located in Jingye Road no. 6, Torch Development Zone, Zhongshan to Party B for his use. The total dimensions of the building are 9080.25 square meters.

2.	Real estate’s certification of title:

Guangdong Zhongfu real estate’s certification of title

0213034865th building dimensions 2078.46 square meters;

0213035343rd building dimensions 1109.60 square meters;

0213034844th building dimensions 2571.01 square meters;

0213036240th building dimensions 1007.94 square meters;

0213035019th building dimensions 1809.52 square meters;

0213035086th building dimensions 503.72 square meters.

3.	The leased property works as an industrial plant and a hostel. Party B uses it as/ for office, store, industrial production and staffs’ accommodation. Party A rents the leased property to Party B in its current condition.

Clause 2 Term of Lease

2.1 The term of lease is 4 years and 3 months, effective from 1st Jan 2021 to 31st Mar 2025.

2.2 Party B may request for lease renewal within the last 3 months of the lease term, and both party A and party B may carry out re-discussion and signing of a new lease agreement. Under the condition of same lease, party B will have priority.

Clause 3 Fee of Lease

3.1 Based on the building dimensions of the leased property 9080.25 square meters, the monthly rent is 8 CNY (taxes included) per square meter; additionally, 2 CNY (taxes included) per square feet to be paid to party A monthly as property management fee.

3.2 The property’s use tax, land’s use tax, building’s insurance fee and etc. of the leased property is within party A’s responsibilities.

3.3 Party A will issue party B a receipt when rent is received.

Clause 4 Maintenance of the Leased Property

4.1 Party B has the responsibility of carrying out proper use and maintenance on the leased property by providing resolutions to any possible malfunction and danger in order to prevent any hidden troubles.

4.2 During the term of lease, party B should take care of the leased property. If there’s any damage caused by party B’s improper use, party B will be responsible for the repair and its costs.

4.3 During the term of lease, if any repairs needed by the leased property due to its old age, party B should submit a maintenance proposal to party A beforehand. If it’s agreed by party A, the fees will be borne by party A.

4.4 During the term of lease, if party B needs to carry out any rebuilding or addition onto the leased property, he is required to communicate with party A beforehand, and the fees will be further discussed by both parties.

Clause 5 Fire Safety

5.1 During the term of lease, party B has to follow Fire Protection Law of the People’s Republic of China and the relevant system strictly. Cooperate with the competent authority and take good care of fire protection actively or party B will bear all the related responsibilities and damages.

5.2 Party B should install fire extinguisher in the leased property based on the relevant provisions. Fire protection equipment being used for other purposes is strictly banned.

5.3 Party B should be responsible for the fire safety in the leased property comprehensively based on the relevant provisions set by the fire department. Party A has the right to check the fire safety in the leased property during the reasonable time agreed by both parties.

Clause 6 Responsibility for Insurance

During the term of lease, Party A is responsible for the purchase of the leased property’s insurance, and party B is responsible for the purchase of his belongings’ insurance and other required insurances (including liability) in the leased property. If the mentioned insurances haven’t been purchased by both party A and party B, all compensations and responsibilities caused will be borne by both parties respectively.

Clause 7 Breach of Contract

7.1 During the term of lease, if there are rent arrears which exceed 10 days, party A has the right to stop party B from using the relevant facilities in the leased property, and the loss caused will all be borne by party B. If there are rent arrears which exceed 1 month, party A has the right to terminate this agreement in advance with no faults, and will recover all the missing rents from party B. The deposit of lease will be confiscated without being refundable. If party A itself terminates this agreement in advance, it will have to double refund the deposit to party B; if party B itself terminates this agreement in advance, the deposit will be owned by party A and there will be no refund of it.

7.2 Without the agreement in black and white, neither party A nor party B can terminate this agreement in advance. If termination of this agreement is really needed, both parties must be informed by each other through black and white within 3 months in advance. Any loss caused on either party by this case, the other party which terminates this agreement in advance will provide the financial compensation.

Clause 8 Disclaimers

8.1 If there are law and regulation amendments and acts taken by the government about the lease which discontinue this agreement, 8.2 will comply.

8.2 If there are occurrences like natural disasters like severe earthquake, wars or other unforeseen and unpreventable force majeure that cause either party unable to continue this agreement, facing one of those mentioned, that party should immediately inform the other party through post or fax and provide the details of the force majeure and the documents proving the reasons why this agreement can’t be fully fulfilled, will be partially fulfilled or delayed, within 30 days. This document of proof should be issued by the notary office in the area receiving the force majeure. Other strong proof to be provided in case a document of proof can’t be issued by the notary office. In this way, the party receiving the force majeure is exempt.

Clause 9 Termination of Agreement

When this agreement is terminated in advance under the acceptance of both parties or expires, if both party A and party B haven’t come to a decision of renewing the lease, party B should leave the leased property before the termination or expiration day of the lease. Party B should clean the leased property before returning it to party A. If party B doesn’t move out or doesn’t return the leased property to party A on time, he will pay party A the rent in double. However, party A has the right to inform party B that he won’t accept double rent and even has the right to take back the leased property and remove the items in it forcefully without having to take care of them.

Clause 10 Relevant Taxes

Complying with the relevant provisions set by the country, the relevant taxes to be paid according to this agreement should be borne by party A as the lessor and party B as the lessee. The related registration procedures will be taken care by party A.

Clause 11 Notifications

For all notifications required in this agreement, the documents from/ to each party and notifications/ requests related to this agreement, should be carried out in black and white. Every telex of fax sent from party A to party B or vice versa is considered done.

Clause 12 Applicable Law

12.1 If there is dispute while fulfilling this agreement, it should be discussed and resolved by both parties. If the discussion fails, the dispute will be resolved through arbitration.

12.2 This agreement is administered and explained by Law of People's Republic of China.

Clause 13 Other Regulations

13.1 Having acceptance from both parties, a supplementary agreement can be signed upon unsettled affairs in this agreement.

13.2 There are 2 copies of this agreement, party A and party B have one respectively.

Clause 14 Validity of Agreement

This agreement takes effect once stamped by both parties.

Party A (stamp)	Party B (stamp)

Signing date: 23rd Nov 2020	Signing date: 23rd Nov 2020